Exhibit 99.2

FOR IMMEDIATE RELEASE


               TRANSFINANCIAL ANNOUNCES THE DISCONTINUATION OF THE
              SPECIALIZED TRANSPORT, INC., ITS TRUCKLOAD OPERATIONS

     LENEXA, KANSAS, December 13, 2000--TransFinancial Holdings, Inc. (Amex:
TFH) announced today that its subsidiary, Specialized Transport, Inc. ("Specialized"), will discontinue its operations, effective December 16, 2000. Specialized, a truckload transportation company, stated that it had received notice from its insurance carrier that coverage will be canceled effective December 17, 2000 at 12:01 a.m. Specialized has been unable to secure alternative insurance coverage. Therefore, the company has initiated a process to assure the delivery of freight and the protection of assets prior to the expiration of the current policy.

     Specialized announced that it intended to form an Advisory Committee comprised of unsecured creditors to assist management in the orderly liquidation of assets and disposition of claims. Specialized stated that it would contact each creditor regarding the procedures established for the resolution and payment of claims.

     TFH currently expects to incur an after tax one-time charge of approximately $5 million as a result of the discontinuation of operations of Specialized. Universal Premium Acceptance Corporation ("UPAC"), which operates a nationwide insurance premium finance business, remains as a continuing operation of TFH.

     Certain statements in this release that are not purely historical may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements include statements regarding the expected charge against earnings resulting from the discontinuation of operations by Specialized and the Company's intentions on strategies regarding the future. Such statements are dependent on assumptions that may not be realized and are subject to a number of risks, uncertainties and other factors, including the cost of discontinuing the Specialized operations, the amounts realized upon the sale of assets of Specialized, the amount and nature of claims asserted and other risks, uncertainties and other factors mentioned in the Company's most recent Form 10-Q filed with the Securities and Exchange Commission, that could cause actual results to differ materially.

Contact:

TransFinancial Holdings, Inc.
Tim O'Neil
(913) 859-0055

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